Exhibit 99.1

There is a difference.
PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownsb.com

Georgetown Bancorp, Inc. Reports
Increased Profitability for Six Months Ended
December 31, 2009

GEORGETOWN, MASSACHUSETTS, January 27, 2010 –
Georgetown Bancorp, Inc. (OTCBB: GTWN) (the “Company”), holding company for Georgetown Savings Bank (the “Bank”), reported net income for the three months ended December 31, 2009 of $160,000, or $.06 per basic and diluted share, compared to net income of $107,000 or $.04 per basic and diluted share for the three months ended December 31, 2008. The net income for the six months ended December 31, 2009 was $318,000, or $.12 per basic and diluted share, compared to net income of $119,000 or $.05 per basic and diluted share for the six months ended December 31, 2008.
Robert E. Balletto, President and Chief Executive Officer, said, “I continue to be encouraged by the improvement in a majority of our financial performance measurements. In particular, our most recent quarterly net interest margin stands at 3.68%, reflecting an active asset/liability management process, focused on increasing commercial loans in a prudent manner and aggressive management of funding costs. While we continue to experience minimal asset quality problems, the economy continues to create uncertainty and challenges for many and we move forward cautiously in this difficult operating environment. The growth of our residential mortgage banking business was the significant factor in the 57% increase in our non-interest income. We remain confident that successful execution of our strategic goals will lead to an increase in shareholder value in the long-term."

Georgetown Bancorp, Inc.
Selected Financial Data

	At or for the	At or for the
	Six Months Ended	Year Ended
	December 31, 2009	June 30, 2009
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$199,327	$201,191
Cash and cash equivalents	3,645	11,356
Loans receivable, net	166,838	163,825
Allowance for loan losses	1,594	1,455
Investment securities (1)	16,120	14,487
Deposits	136,630	141,126
Borrowings	43,207	40,788

Total stockholders' equity	17,646	17,317
Stockholders' equity to total assets at end of period	8.85%	8.61%
Total shares outstanding	2,638,387	2,638,387

Asset Quality Data:
Total non-performing loans	$673	$737
Other real estate owned	66	-
Total non-performing assets	739	737
Non-performing loans to total loans	0.40%	0.45%
Non-performing assets to total assets	0.37%	0.37%
Allowance for loan losses to non-performing loans	236.85%	197.42%
Allowance for loan losses to total loans	0.95%	0.88%
Loans charged off	$66	$15
Recoveries on loans previously charged off	9	10

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,622	$2,686	$5,234	$5,236
Interest expense	913	1,204	1,944	2,372
Net interest income	1,709	1,482	3,290	2,864
Provision for loan losses	163	91	196	178
Net interest income after
provision for loan losses	1,546	1,391	3,094	2,686
Non-interest income	285	185	524	333
Non-interest expense	1,597	1,416	3,125	2,821
Income before income taxes	234	160	493	198
Income tax provision	74	53	175	79
Net income	$160	$107	$318	$119

Net income per share: basic and diluted	$0.06	$0.04	$0.12	$0.05

Performance Ratios:
Return on average assets	0.33%	0.22%	0.32%	0.13%
Return on average equity	3.63%	2.52%	3.63%	1.40%
Interest rate spread	3.35%	2.90%	3.22%	2.85%
Net interest margin	3.68%	3.25%	3.55%	3.21%
Efficiency ratio	80.05%	84.92%	81.93%	88.21%
Non-interest expense to average total assets	3.27%	2.92%	3.18%	2.98%

(1) Does not include Federal Home Loan Bank Stock of $3.1 million

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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